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                                                                   Exhibit 10(a)

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT dated May 6, 1999 is between H.B. Fuller Company, a Minnesota corporation ("Fuller") and Raymond A Tucker ("Executive").

The parties hereto agree as follows:

1.   Employment and Term

     Subject to the terms and conditions of this Agreement, Fuller agrees to employ Executive and Executive accepts employment of Fuller commencing on July 1, 1999 continuing thereafter until terminated by Fuller or Executive.

2.   Duties

     Executive's title will be Chief Financial Officer and Treasurer and you will report directly to Fuller's CEO. At Executive's option, you may also hold additional positions as offered by Fuller's CEO. Your exact duties and responsibilities will be outlined to you by Fuller's CEO.

3.   Compensation

     a. Base Compensation. For your initial year of employment, your base compensation will be $250,000.00, payable in substantially equal semi-monthly installments subject to payroll deductions. Your base compensation will be reviewed annually and may be adjusted annually by Fuller's Compensation Committee, a committee authorized by Fuller's Board of Directors.

     b. Annual Incentive Plan. You are immediately eligible to participate in the annual incentive plan with specific performance targets as agreed to with the CEO and Compensation Committee. These targets, tied to a combination of Fuller and individual performance, will provide you with an annual bonus potential equal to a maximum of 75% of base compensation for 1999.

          Fuller guarantees a first year Special Payment of 37.5% of base compensation, or $93,750 with payment being made as follows:

          (1) $46,875 added to the "Transition Allowance" (covered below) and
          (2) $46,875 to be paid in January, 2000 in conjunction with any payments under the 1999 Annual Incentive Plan. The 1999 Annual Incentive Plan payment, if any, will be reduced by this Special Payment.

     c. Long-Term Incentive Plan. You will be immediately eligible to participate in the long-term incentive plan in accordance with its current terms and conditions. Further, you will immediately receive a stock option of 10,000 shares and 1,500 performance units. You will be required to complete the necessary agreements that are part of these plans. You will also be eligible to receive additional awards under these plans as provided annually.

     d. Relocation Package and Transition Allowance. You will be immediately eligible to participate in Fuller's relocation policy with a guaranteed purchase of your current home at fair market value.

          Transition Allowance, under this plan, will be increased by $46,875 bringing the total amount payable under Transition Allowance to $71,875.

     e. Retirement Plans, Medical, Dental, Vision and Other Benefits. You will become a participant under these plans as provided under the applicable plan documents. Additionally, you will participate in the Fuller car allowance program, executive physical, and tax and financial planning benefits in accordance with current Fuller policy.
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     f.   Supplemental Executive Retirement Plan ("SERP"). You will be eligible to participate in the SERP with an immediate granting of all years of service with your prior employer for purposes of eligibility. Additionally, the effect of your annual benefit from your previous employer's pension plan is limited to $35,253, which represents 50% of the gross benefit payable to you at retirement. All other offsets provided under the plan will continue, including all of the applicable early retirement factors.

     g. Deferred Compensation. Fuller is currently investigating various options allowing certain deferrals by executives. Fuller will work with you to establish a reasonable plan for your use, if and when a plan is adopted.

     h. Change in Control. The current applicable provisions governing change in control features apply to you, as provided under the applicable plans.

4.   Disclosure of Information

     In your capacity as Chief Financial Officer of Fuller, you will received confidential and proprietary information. You agree to hold this information in confidence and not disclose such information to others except as authorized by Fuller.

5.   Other Agreement

     Executive warrants that, to the best of his knowledge, the execution and delivery of this Agreement or the performance of duties contemplated will not violate the terms of any other agreement to which he is party or by which he is bound.

6.   Miscellaneous.

     This Agreement shall be binding upon and inure to the benefit of Fuller, its successors, and assigns and may not be assigned by Executive.

     This Agreement contains the entire agreement of the parties and supersedes all prior agreements relating to the subject matter hereof, and may only be changed by a writing signed by the parties.

     The Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. Executive agrees that any disputes arising out of or relating to this Agreement shall be brought, if at all, in and before a court located in the State of Minnesota to the exclusion of the courts of any other state.

Executive                                   H.B. Fuller Company

/s/ Raymond A. Tucker                       By:  /s/ James A. Metts
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Raymond A. Tucker
                                            Its: VP-Human Resources
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